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                                                                    EXHIBIT 99.3



                   QUEPASA.COM, INC. ANNOUNCES RESCHEDULING OF
                               SHAREHOLDER MEETING

PHOENIX--February 14, 2002-- quepasa.com, inc. (Pink Sheets: PASA) today announced that quepasa is revising its proxy materials to reflect several recent events; consequently, the previously announced date of February 28, 2002 for the annual shareholders meeting will be rescheduled. The meeting will be held as promptly as practicable after the revised proxy materials are cleared by the Securities and Exchange Commission. The rescheduled meeting date, and related record date, will be announced upon SEC clearance.

quepasa also announced today that rather than stand for re-election and propose that the shareholders authorize the board to liquidate the company, quepasa's current board has decided to nominate the director candidates proposed by a shareholder group that had publicly opposed the company's now terminated merger agreement with Great Western Land & Recreation, Inc.. This decision was made after the board met two times with representatives of the shareholder group to learn about the group's plans for quepasa should their slate be elected to the board.

The statements in this press release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially. Factors that could cause or contribute to such differences include, but are not limited to, those set forth in quepasa.com's documents filed with the Securities and Exchange Commission.

Contact information: quepasa.com, Inc. Rob Taylor (480) 949-3749